Exhibit 99.1

May 5, 2015	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Announces First-quarter 2015 Results;
Reaffirms 2015 Financial Guidance

TULSA, Okla. - May 5, 2015 - ONEOK, Inc. (NYSE: OKE) today announced first-quarter 2015 net income attributable to ONEOK of $60.8 million, or 29 cents per diluted share.

First-quarter 2014 net income attributable to ONEOK was $93.5 million, or 45 cents per diluted share, which includes income from discontinued operations of $1.8 million, or 1 cent per diluted share.

Income from continuing operations attributable to ONEOK was $60.9 million in the first quarter 2015, compared with $91.7 million in the first quarter 2014.

Distributions declared from ONEOK’s general and limited partner interests in ONEOK Partners (NYSE: OKS) were $169.1 million in the first quarter 2015, a 16 percent increase compared with the first quarter 2014.

First-quarter 2015 cash flow available for dividends was $152.1 million, providing 1.20 times coverage of cash dividends. First-quarter 2014 cash flow available for dividends was $211.4 million, providing 1.82 times coverage, which included $82.8 million in cash flows from the former energy services business.

“As the pure-play general partner of ONEOK Partners, we remain focused on making prudent financial decisions that will benefit our shareholders in the long term,” said Terry K. Spencer, president and chief executive officer of ONEOK. “During the current challenging market conditions, our balance sheet continues to reflect our financial strength as we maintain a strong liquidity position and continue to benefit from the partnership’s completed capital-growth projects in the form of increased cash flow to ONEOK.

“We expect to achieve our 2015 guidance announced earlier this year, supported by the partnership’s anticipated natural gas and natural gas liquids (NGL) volume ramp up in the second half of the year and firm primarily fee-based earnings in the natural gas pipelines segment,” continued Spencer.

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

The company is reaffirming its 2015 cash flow available for dividends guidance range of $570 million to $650 million and free cash flow guidance range of $90 million to $120 million, provided on Feb. 23, 2015.

FIRST-QUARTER 2015 FINANCIAL PERFORMANCE

First-quarter 2015 financial performance compared with first-quarter 2014 financial performance was impacted positively by:

•	Higher natural gas volumes gathered, processed and sold, and higher NGL volumes sold in the natural gas gathering and processing segment as a result of recently completed capital-growth projects;

•
Higher NGL exchange service volumes from recently connected natural gas processing plants in the Williston Basin, Powder River Basin and Mid-Continent regions, additional revenues from minimum volume obligations and increased NGL transportation margins primarily from new volumes on the West Texas LPG pipeline system, which was acquired in November 2014; and

•	Higher transportation revenues in the natural gas pipelines segment from increased rates on intrastate pipelines and increased rates at Viking Gas Transmission Company.

Natural gas and NGL volume increases in the first quarter 2015 were more than offset by impacts from continued commodity price declines, resulting in first-quarter 2015 operating income of $196.5 million, compared with $294.1 million in the first quarter 2014. First-quarter 2014 results were positively impacted by higher propane and natural gas prices as well as wider NGL location and product price differentials primarily related to significantly higher weather-related seasonal demand for propane and natural gas in the Midwest.

Decreases in first-quarter 2015 operating income reflect:

•	Lower net realized NGL prices in the natural gas gathering and processing segment;

•
Reduced optimization and marketing margins as a result of narrower NGL location price differentials, narrower realized NGL product price differentials and decreased weather-related demand for propane in the natural gas liquids segment; and

•
Decreased short-term natural gas storage services and lower contracted storage capacity in the natural gas pipelines segment as a result of significantly higher weather-related seasonal demand in the first quarter 2014.

Operating costs were $179.0 million in the first quarter 2015, compared with $149.1 million in the same period last year. Depreciation and amortization expense was $85.9 million in the first quarter 2015, compared with $67.4 million in the same period last year. These increases were due primarily to the growth of the partnership’s operations related to completed capital-growth projects and acquisitions.

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

First-quarter 2015 equity earnings were $30.9 million, compared with equity earnings of $33.7 million in the first quarter 2014, due primarily to decreased natural gas park-and-loan services on Northern Border Pipeline as a result of significantly higher weather-related seasonal demand in the first quarter 2014, offset partially by higher volumes delivered to the Overland Pass Pipeline from the Bakken NGL Pipeline.

Capital expenditures were $343.8 million in the first quarter 2015, compared with $429.5 million in the same period in 2014. The first quarter 2014 included one month of capital expenditures from our former natural gas distribution business prior to the separation on January 31, 2014.

ONEOK’s future cash payments associated with the released natural gas transportation and storage capacity from the former energy services segment are expected to be approximately $37 million on an after-tax basis, which consists of approximately $15 million to be paid in the remainder of 2015; $11 million in 2016; $6 million in 2017 and $5 million over the period 2018 through 2023.

> View earnings tables

FIRST-QUARTER 2015 SUMMARY:

ONEOK:

•	Cash flow available for dividends of $152.1 million;

•
Receiving $95.2 million in distributions from the company's general partner interest and $73.3 million in distributions from the company's limited partner interest in ONEOK Partners in the first quarter 2015;

•
Ending the first quarter 2015, on a stand-alone basis, with $148.9 million of cash and cash equivalents, $1.8 million in letters of credit issued and $298.2 million available under its $300 million credit facility; and

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Declaring in April 2015 a quarterly dividend of 60.5 cents per share, or $2.42 per share on an annualized basis, unchanged from the previous quarter, and an 8 percent increase compared with first quarter 2014.

ONEOK Partners:

•
Announcing in April 2015, a joint venture with Mexico City-based natural gas infrastructure company Fermaca to construct a 200-mile natural gas pipeline – the Roadrunner Gas Transmission pipeline – from the Permian Basin in West Texas to the Mexican border near El Paso, Texas. The project, which was fully subscribed in its initial design, is supported by a 25-year firm (take-or-pay) transportation agreement with Mexico’s national electric utility, Comisión Federal de Electricidad (CFE);

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

•	Adding four new third-party natural gas processing plant connections – one each in the Williston Basin and Powder River Basin, and two in the Mid-Continent – to the partnership’s NGL system;

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Completing in April 2015 the construction of an approximately 95-mile NGL pipeline between existing NGL fractionation infrastructure at Hutchinson, Kansas, and Medford, Oklahoma, and the modification of the partnership’s NGL fractionation infrastructure at Hutchinson to accommodate unfractionated NGLs produced in the Williston Basin;

•
Completing in March 2015 an $800 million public offering of senior notes, consisting of $300 million of five-year senior notes at a coupon of 3.8 percent and $500 million of 10-year senior notes at a coupon of 4.9 percent, generating net proceeds of approximately $792.3 million;

•	Increasing the partnership’s revolving credit facility and commercial paper program to $2.4 billion each from $1.7 billion;

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Completing the sale of approximately $71.6 million of common units through the partnership’s at-the-market equity program (ATM program), which resulted in ONEOK’s aggregate ownership interest in ONEOK Partners decreasing to 37.6 percent at March 31, 2015, from 37.8 percent at Dec. 31, 2014;

•
Having, as of March 31, 2015, $90.5 million of cash and cash equivalents, $825.5 million of commercial paper outstanding, $14.0 million in letters of credit issued and no borrowings outstanding under the partnership’s $2.4 billion revolving credit facility; and

•
Declaring in April 2015 a first-quarter 2015 distribution of 79 cents per unit, or $3.16 per unit on an annualized basis, unchanged from the previous quarter, and a 6 percent increase compared with first quarter 2014.

BUSINESS-SEGMENT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported first-quarter 2015 operating income of $19.7 million, compared with $59.9 million in the first quarter 2014, which reflects:

•
A $17.0 million increase due primarily to natural gas volume growth in the Williston Basin and Cana-Woodford Shale, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, higher NGL volumes sold and higher fees;

•	A $7.9 million increase due primarily to changes in contract mix; and

•	A $53.8 million decrease due primarily to lower net realized NGL and condensate prices.

Operating costs in the first quarter 2015 were $69.2 million, compared with $64.8 million in the first quarter 2014, due primarily to completed capital-growth projects, which reflect:

•	A $4.3 million increase from higher labor and employee benefit costs;

•	A $3.0 million increase in outside services expense; and

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

•	A $2.5 million decrease due to lower costs for materials and supplies.

Depreciation and amortization expense in the first quarter 2015 was $35.8 million, compared with $28.8 million in the first quarter 2014 due to the completion of capital-growth projects.

Key Statistics: More detailed information is listed on page 20 in the tables.

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Natural gas gathered was 1,808 billion British thermal units per day (BBtu/d) in the first quarter 2015, up 21 percent compared with the same period in 2014 due to the completion of capital-growth projects in the Williston Basin and Mid-Continent areas;

•
Natural gas processed was 1,625 BBtu/d in the first quarter 2015, up 28 percent compared with the same period in 2014 due to the completion of capital-growth projects in the Williston Basin and Mid-Continent areas;

•	NGL sales were 108,000 barrels per day (bpd) in the first quarter 2015, up 20 percent compared with the same period in 2014;

•
The realized composite NGL net sales price after transportation and fractionation costs, and hedging was 38 cents per gallon in the first quarter 2015, down 64 percent compared with the same period in 2014;

•	The realized condensate net sales price after transportation costs and hedging was $30.02 per barrel in the first quarter 2015, down 61 percent compared with the same period in 2014; and

•	The realized residue natural gas net sales price after hedging was $3.96 per million British thermal units (MMBtu) in the first quarter 2015, up 10 percent compared with the same period in 2014.

The following table contains equity-volume information for the periods indicated:

	Three Months Ended
	March 31,
Equity-Volume Information (a)	2015	2014

NGL sales (MBbl/d)	16.8	17.8
Condensate sales (MBbl/d)	3.2	3.5
Residue natural gas sales (BBtu/d)	132.9	88.5
(a) - Includes volumes for consolidated entities only.

The natural gas gathering and processing segment is exposed to commodity-price risk as a result of percent-of-proceeds contracts, where the segment receives a percentage of volumes processed, or equity volumes, in exchange for services. ONEOK Partners is actively pursuing opportunities to convert its percent-of-proceeds contracts to fee-based contracts or increase the fee component of these contracts.

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

The partnership establishes hedges to mitigate its commodity-price risk. The following tables provide hedging information as of April 2015 for equity volumes in the natural gas gathering and processing segment in the periods indicated:

	Nine Months Ending December 31, 2015
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d) - Conway/Mont Belvieu	12.0	$0.59	/ gallon	59%
Condensate (MBbl/d) - WTI-NYMEX	3.3	$55.14	/ Bbl	75%
Natural gas (BBtu/d) - NYMEX and basis	118.7	$3.89	/ MMBtu	79%

	Year Ending December 31, 2016
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d) - Conway/Mont Belvieu	1.2	$0.57	/ gallon	6%
Condensate (MBbl/d) - WTI-NYMEX	1.0	$62.10	/ Bbl	20%
Natural gas (BBtu/d) - NYMEX and basis	35.0	$2.98	/ MMBtu	20%

All of the natural gas gathering and processing segment’s commodity price sensitivities are estimated as a hypothetical change in the price of natural gas, NGLs and crude oil as of March 31, 2015, excluding the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil.

The natural gas gathering and processing segment estimates the following sensitivities:

•	A 10-cent-per-MMBtu change in the price of residue natural gas would change 12-month forward net margin by approximately $5.6 million;

•	A 1-cent-per-gallon change in the composite price of NGLs would change 12-month forward net margin by approximately $3.1 million; and

•	A $1.00-per-barrel change in the price of crude oil would change 12-month forward net margin by approximately $1.7 million.

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream, affecting natural gas gathering and processing margins for certain contracts.

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

Natural Gas Liquids Segment

The natural gas liquids segment reported first-quarter 2015 operating income of $145.7 million, compared with $176.8 million in the first quarter 2014, which reflects:

•
A $65.2 million increase in exchange-services margins, resulting primarily from increased volumes from new natural gas processing plants connected in the Williston Basin, Powder River Basin and Mid-Continent regions, higher fees for exchange-services activities resulting from contract renegotiations, and additional revenues from minimum volume obligations;

•
An $18.8 million increase in transportation margins primarily from new Permian Basin NGL volumes from the West Texas LPG pipeline system, which were lower than expected due to the impact of well freeze-offs on the system from severely cold weather during the first quarter 2015;

•
A $73.3 million decrease in optimization and marketing margins, which resulted primarily from a $39.8 million decrease from significantly narrower NGL location price differentials; a $19.4 million decrease due to narrower realized NGL product price differentials; and a $14.1 million decrease in marketing margins; all primarily related to the increased weather-related seasonal demand for propane during the first quarter 2014;

•	An $8.4 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes;

•	A $2.2 million decrease due to the impact of operational measurement losses; and

•	A $1.3 million decrease related to lower isomerization volumes, resulting from narrower NGL product price differentials between normal butane and iso-butane.

Operating costs were $82.2 million in the first quarter 2015, compared with $65.1 million in the first quarter 2014, due primarily to completed capital-growth projects and acquisitions, which reflect:

•	A $7.3 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations;

•	A $5.4 million increase due to higher labor and employee benefit costs; and

•	A $4.7 million increase due to higher property taxes.

Depreciation and amortization expense in the first quarter 2015 was $39.3 million, compared with $27.1 million in the same period in 2014, due to the completion of capital-growth projects and acquisitions.

Equity earnings from investments were $7.0 million in the first quarter 2015, compared with $4.8 million in the same period in 2014, due primarily to higher volumes delivered to the partnership’s 50 percent-owned Overland Pass Pipeline from the Bakken NGL Pipeline.

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

Key Statistics: More detailed information is listed on page 20 in the tables.

•
NGLs transported on gathering lines were 709,000 bpd in the first quarter 2015, up 49 percent compared with the same period in 2014, due primarily to new Permian Basin volumes transported on the West Texas LPG pipeline system, which were lower than expected due to well freeze-offs from severely cold weather, and increased volumes from recently connected plants in the Williston Basin, Powder River Basin and Mid-Continent regions, offset partially by increased ethane rejection in the Mid-Continent and Rocky Mountain regions;

•	NGLs fractionated were 475,000 bpd in the first quarter 2015, relatively unchanged compared with the same period in 2014;

•
NGLs transported on distribution lines were 388,000 bpd in the first quarter 2015, down 10 percent compared with the same period in 2014, due primarily to the increased weather-related seasonal demand for propane during the first quarter 2014 and increased ethane rejection, offset partially by an increase in exchange services volumes delivered to Mont Belvieu due to the completed Sterling III pipeline, which was placed in service in March 2014; and

•
The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 1 cent per gallon in the first quarter 2015, compared with 12 cents per gallon in the same period in 2014.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported first-quarter 2015 operating income of $31.1 million, compared with $55.1 million for the first quarter 2014, which reflects:

•	A $4.2 million increase from higher firm transportation revenues resulting primarily from higher rates on its intrastate natural gas pipelines and increased rates at Viking Gas Transmission Company;

•	A $13.6 million decrease from lower short-term storage services as a result of higher weather-related seasonal demand associated with severely cold weather in the first quarter 2014;

•	A $6.2 million decrease from lower net retained fuel due to lower natural gas prices and lower natural gas volumes retained;

•
A $4.7 million decrease due to decreased natural gas park-and-loan services on its interstate pipelines as a result of increased weather-related seasonal demand due to severely cold weather in the first quarter 2014; and

•	A $4.5 million decrease due to lower storage revenues from lower firm contracted capacity.

Operating costs in the first quarter 2015 were $27.2 million, compared with $27.5 million in the same period in 2014.

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

First-quarter 2015 equity earnings from investments were $19.7 million, compared with $23.4 million in the same period in 2014, due primarily to decreased natural gas park-and-loan services on Northern Border Pipeline as a result of increased weather-related seasonal demand due to severely cold weather in the first quarter 2014.

Key Statistics: More detailed information is listed on page 20 in the tables.

•	Natural gas transportation capacity contracted was 5,939 thousand dekatherms per day in the first quarter 2015, up 1 percent compared with the same period in 2014; and

•	Natural gas transportation capacity contracted was 93 percent in the first quarter 2015, unchanged from the same period in 2014.

EXPANDING EXPORT CAPABILITIES:

In April 2015, ONEOK Partners announced its 50-50 joint venture with Mexico City-based natural gas infrastructure company Fermaca to construct a 200-mile natural gas pipeline – the Roadrunner Gas Transmission pipeline – from the Permian Basin in West Texas to the Mexican border near El Paso, Texas.

The project, which was fully subscribed in its initial design, is supported by a 25-year firm (take-or-pay) transportation agreement with the Comisión Federal de Electricidad (CFE), Mexico’s national electric utility. The total cost of the project is expected to be approximately $450 million to $500 million. ONEOK Partners expects to make equity contributions of approximately $50 million in 2015.

The pipeline will connect with ONEOK Partners’ extensive existing natural gas pipeline and storage infrastructure in Texas and is expected to create a platform for future cross-border development opportunities.

The Roadrunner Gas Transmission pipeline will be constructed in three phases, as follows:

Roadrunner Gas Transmission Pipeline (a)	Capacity	Approximate Costs	Expected Completion Date
(In millions)
Roadrunner Gas Transmission Pipeline - Phases I, II, III	640 MMcf/d	$450-$500	Various
-Phase I	170 MMcf/d	$200-$220	First quarter 2016
-Phase II	400 MMcf/d	$220-$240	First quarter 2017
-Phase III	70 MMcf/d	$30-$40	2019
(a) 50-50 joint venture.

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

CAPITAL-GROWTH ACTIVITIES:

Since 2011, the natural gas gathering and processing segment has completed approximately $2.2 billion of capital-growth projects and acquisitions, which include the following projects completed in 2014:

Completed Projects	Location	Capacity	Approximate Costs (a)	Completion Date
(In millions)
Rocky Mountain Region
Garden Creek II processing plant and infrastructure	Williston Basin	100 MMcf/d	$300-$310	August 2014
Garden Creek III processing plant and infrastructure	Williston Basin	100 MMcf/d	$300-$310	October 2014
Mid-Continent Region
Canadian Valley processing plant and infrastructure	Cana-Woodford Shale	200 MMcf/d	$255	March 2014
(a) Excludes AFUDC.

The partnership has announced approximately $1.8 billion to $2.6 billion of capital-growth projects in the natural gas gathering and processing segment, which include the following:

Projects in Progress	Location	Capacity	Approximate Costs (a)	Expected Completion Date
(In millions)
Rocky Mountain Region
Sage Creek infrastructure	Powder River Basin	Various	$50	Fourth quarter 2015
Natural gas compression	Williston Basin	100 MMcf/d	$80-$100	Fourth quarter 2015
Lonesome Creek processing plant and infrastructure	Williston Basin	200 MMcf/d	$550-$680	Fourth quarter 2015
Stateline de-ethanizers	Williston Basin	26 MBbl/d	$60-$80	Fourth quarter 2015
Bear Creek processing plant and infrastructure	Williston Basin	80 MMcf/d	$230-$330	Third quarter 2016
Bronco processing plant and infrastructure	Powder River Basin	50 MMcf/d	$130-$200	Suspended
Demicks Lake processing plant and infrastructure	Williston Basin	200 MMcf/d	$475-$670	Suspended
Mid-Continent Region
Knox processing plant and infrastructure	SCOOP	200 MMcf/d	$240-$470	Suspended
(a) Excludes AFUDC.

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

Since 2011, the natural gas liquids segment has completed approximately $3.9 billion of capital-growth projects and acquisitions, which include the following projects completed in 2014 and 2015:

Completed Projects	Location	Capacity	Approximate Costs (a)	Completion Date
			(In millions)
Ethane/Propane Splitter	Texas Gulf Coast	40 MBbl/d	$46	March 2014
Sterling III Pipeline and reconfigure Sterling I and II	Mid-Continent Region	193 MBbl/d	$808	March 2014
Bakken NGL Pipeline expansion - Phase I	Rocky Mountain Region	75 MBbl/d	$75-$90	September 2014
Niobrara NGL Lateral	Powder River Basin	90 miles	$70-$75	September 2014
West Texas LPG pipeline system (b)	Permian Basin	2,600 miles	$800	November 2014
MB-3 Fractionator	Texas Gulf Coast	75 MBbl/d	$520-$540	December 2014
NGL Pipeline and Hutchinson Fractionator infrastructure	Mid-Continent Region	95 miles	$110-$125	April 2015
(a) Excludes AFUDC.
(b) Acquisition.

The partnership has announced approximately $190 million to $220 million of capital-growth projects in the natural gas liquids segment, which include the following:

Projects in Progress	Location	Capacity	Approximate Costs (a)	Expected Completion Date
(In millions)
Bakken NGL Pipeline expansion - Phase II	Rocky Mountain Region	25 MBbl/d	$100	Second quarter 2016
Bear Creek NGL infrastructure	Williston Basin	40 miles	$35-$45	Third quarter 2016
Bronco NGL infrastructure	Powder River Basin	65 miles	$45-$60	Suspended
Demicks Lake NGL infrastructure	Williston Basin	12 miles	$10-$15	Suspended
(a) Excludes AFUDC.

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners executive management will conduct a joint conference call at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time) on Wednesday, May 6, 2015. The call also will be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 888-240-9267, pass code 2050829, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 2050829.

LINK TO EARNINGS TABLES:

http://www.oneok.com/~/media/ONEOK/EarningsTables/2015/OKE_Q1_2015_earnings09hdMW7.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE:

ONEOK has disclosed in this news release cash flow available for dividends, free cash flow and dividend coverage ratio, which are non-GAAP financial metrics, used to measure the company’s financial performance and are defined as follows:

•
Cash flow available for dividends is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions declared from ONEOK Partners, and ONEOK’s stand-alone depreciation and amortization, deferred income taxes, stand-alone capital expenditures and certain other items;

•	Free cash flow is defined as cash flow available for dividends, computed as described above, less ONEOK’s dividends declared; and

•	Dividend coverage ratio is defined as cash flow available for dividends divided by the dividends declared for the period.

These non-GAAP financial measures described above are useful to investors because they are used by many companies in the industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate our financial performance and to compare our financial performance with the performance of other companies within our industry. ONEOK cash flow available for dividends, free cash flow and dividend coverage ratio should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. A reconciliation of cash flow available for dividends and free cash flow to net income is included in the tables.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of March 31, 2015, owns 37.6 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this Quarterly Report are forward-looking statements as defined under federal securities laws.  The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends), liquidity, management’s plans and objectives for our future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under federal securities legislation and other applicable laws.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this Quarterly Report identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

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the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas, NGLs and crude oil because of market conditions caused by concerns about climate change;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving any local, state or federal regulatory body, including the FERC, the National Transportation Safety Board, the PHMSA, the EPA and CFTC;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

–	future demand for and prices of natural gas, NGLs and crude oil;

–	competitive conditions in the overall energy market;

–	availability of supplies of Canadian and United States natural gas and crude oil; and

–	availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and in our other filings that we make with the Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov and our website at www.oneok.com. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and, other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended
	March 31,
(Unaudited)	2015	2014
	(Thousands of dollars, except per share amounts)
Revenues
Commodity sales	$1,435,716	$2,806,729
Services	369,590	356,567
Total revenues	1,805,306	3,163,296
Cost of sales and fuel	1,343,864	2,652,669
Net margin	461,442	510,627
Operating expenses
Operations and maintenance	154,331	126,726
Depreciation and amortization	85,955	67,414
General taxes	24,687	22,385
Total operating expenses	264,973	216,525
Gain (loss) on sale of assets	(6)	15
Operating income	196,463	294,117
Equity in net earnings from investments	30,921	33,659
Allowance for equity funds used during construction	799	10,971
Other income	3,136	1,409
Other expense	(1,304)	(25,534)
Interest expense (net of capitalized interest of $7,230 and $15,768, respectively)	(96,750)	(94,901)
Income before income taxes	133,265	219,721
Income taxes	(37,428)	(14,984)
Income from continuing operations	95,837	204,737
Income (loss) from discontinued operations, net of tax	(144)	1,774
Net income	95,693	206,511
Less: Net income attributable to noncontrolling interests	34,893	112,996
Net income attributable to ONEOK	$60,800	$93,515

Amounts attributable to ONEOK:
Income from continuing operations	$60,944	$91,741
Income (loss) from discontinued operations	(144)	1,774
Net income	$60,800	$93,515

Basic earnings per share:
Income from continuing operations	$0.29	$0.44
Income (loss) from discontinued operations	—	0.01
Net income	$0.29	$0.45

Diluted earnings per share:
Income from continuing operations	$0.29	$0.44
Income (loss) from discontinued operations	—	0.01
Net income	$0.29	$0.45

Average shares (thousands)
Basic	209,874	209,130
Diluted	210,467	210,166

Dividends declared per share of common stock	$0.605	$0.40

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Unaudited)	2015	2014
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$239,411	$172,812
Accounts receivable, net	628,064	745,494
Natural gas and natural gas liquids in storage	218,691	134,134
Commodity imbalances	39,667	64,788
Other current assets	175,425	173,299
Assets of discontinued operations	20,691	16,717
Total current assets	1,321,949	1,307,244
Property, plant and equipment
Property, plant and equipment	13,908,362	13,602,647
Accumulated depreciation and amortization	2,017,041	1,940,210
Net property, plant and equipment	11,891,321	11,662,437
Investments and other assets
Investments in unconsolidated affiliates	1,124,204	1,132,653
Goodwill and intangible assets	1,011,765	1,014,740
Other assets	167,724	167,466
Assets of discontinued operations	16,110	20,020
Total investments and other assets	2,319,803	2,334,879
Total assets	$15,533,073	$15,304,560

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
(Unaudited)	2015	2014
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$660,650	$10,650
Notes payable	825,475	1,055,296
Accounts payable	721,535	891,413
Commodity imbalances	94,586	104,650
Other current liabilities	208,211	285,435
Liabilities of discontinued operations	38,263	44,901
Total current liabilities	2,548,720	2,392,345

Long-term debt, excluding current maturities	7,339,766	7,192,929

Deferred credits and other liabilities
Deferred income taxes	1,430,478	1,395,222
Other deferred credits	290,422	281,757
Liabilities of discontinued operations	30,399	36,424
Total deferred credits and other liabilities	1,751,299	1,713,403

Commitments and contingencies

Equity
ONEOK shareholders’ equity:
Common stock, $0.01 par value:
authorized 600,000,000 shares; issued 245,811,180 shares and outstanding 208,760,251 shares at March 31, 2015; issued 245,811,180 shares and outstanding 208,322,247 shares at December 31, 2014	2,458	2,458
Paid-in capital	1,537,166	1,541,583
Accumulated other comprehensive loss	(139,892)	(136,353)
Retained earnings	72,976	138,128
Treasury stock, at cost: 37,050,929 shares at March 31, 2015 and 37,488,933 shares at December 31, 2014	(942,550)	(953,701)
Total ONEOK shareholders’ equity	530,158	592,115

Noncontrolling interests in consolidated subsidiaries	3,363,130	3,413,768

Total equity	3,893,288	4,005,883
Total liabilities and equity	$15,533,073	$15,304,560

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Three Months
	March 31,
(Unaudited)	2015	2014
	(Thousands of dollars)
Operating activities
Net income	$95,693	$206,511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,955	78,768
Charges attributable to exit activities	—	1,739
Equity in net earnings from investments	(30,921)	(33,659)
Distributions received from unconsolidated affiliates	29,475	30,345
Deferred income taxes	36,712	16,301
Share-based compensation expense	5,643	4,450
Pension and postretirement benefit expense, net of contributions	4,310	8,502
Allowance for equity funds used during construction	(799)	(10,971)
Loss (gain) on sale of assets	6	(15)
Changes in assets and liabilities:
Accounts receivable	134,300	112,780
Natural gas and natural gas liquids in storage	(84,557)	63,844
Accounts payable	(125,898)	27,817
Commodity imbalances, net	15,057	3,555
Settlement of exit activities liabilities	(12,768)	(12,176)
Energy marketing and risk management assets and liabilities	(60,871)	10,766
Other assets and liabilities, net	(52,067)	(18,174)
Cash provided by operating activities	39,270	490,383
Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(343,847)	(429,525)
Cash paid for acquisitions	—	(14,000)
Contributions to unconsolidated affiliates	—	(627)
Distributions received from unconsolidated affiliates in excess of cumulative earnings	9,954	4,725
Proceeds from sale of assets	118	93
Cash used in investing activities	(333,775)	(439,334)
Financing activities
Borrowing (repayment) of notes payable, net	(229,821)	(439,462)
Issuance of ONE Gas, Inc. debt, net of discounts	—	1,199,994
Issuance of long-term debt, net of discounts	798,896	—
ONE Gas long-term debt financing costs	—	(9,663)
Debt financing costs	(7,850)	—
Repayment of long-term debt	(1,948)	(551,933)
Issuance of common stock	3,796	3,020
Issuance of common units, net of issuance costs	53,388	52,839
Dividends paid	(126,053)	(83,275)
Cash of ONE Gas at separation	—	(60,000)
Distributions to noncontrolling interests	(129,457)	(101,655)
Cash provided by financing activities	360,951	9,865
Change in cash and cash equivalents	66,446	60,914
Change in cash and cash equivalents included in discontinued operations	153	3,748
Change in cash and cash equivalents from continuing operations	66,599	64,662
Cash and cash equivalents at beginning of period	172,812	145,565
Cash and cash equivalents at end of period	$239,411	$210,227

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended
	March 31,
(Unaudited)	2015	2014
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$124.7	$153.6
Operating costs	$69.2	$64.8
Depreciation and amortization	$35.8	$28.8
Operating income	$19.7	$59.9
Equity in net earnings from investments	$4.2	$5.5
Natural gas gathered (BBtu/d) (a)	1,808	1,499
Natural gas processed (BBtu/d) (a) (b)	1,625	1,268
NGL sales (MBbl/d) (a)	108	90
Residue natural gas sales (BBtu/d) (a)	781	567
Realized composite NGL net sales price ($/gallon) (a) (c)	$0.38	$1.05
Realized condensate net sales price ($/Bbl) (a) (c)	$30.02	$76.07
Realized residue natural gas net sales price ($/MMBtu) (a) (c)	$3.96	$3.60
Average fee rate ($/MMBtu) (a)	$0.35	$0.38
Capital expenditures - growth	$245.0	$113.1
Capital expenditures - maintenance	$10.3	$9.8
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Includes the impact of hedging activities on ONEOK Partners’ equity volumes.

Natural Gas Liquids
Net margin	$267.2	$269.0
Operating costs	$82.2	$65.1
Depreciation and amortization	$39.3	$27.1
Operating income	$145.7	$176.8
Equity earnings from investments	$7.0	$4.8
NGL sales (MBbl/d)	563	563
NGLs transported-gathering lines (MBbl/d) (a)	709	475
NGLs fractionated (MBbl/d) (b)	475	472
NGLs transported-distribution lines (MBbl/d) (a)	388	430
Average Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.01	$0.12
Capital expenditures - growth	$66.3	$261.0
Capital expenditures - maintenance	$7.2	$12.1
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.

Natural Gas Pipelines
Net margin	$69.1	$93.5
Operating costs	$27.2	$27.5
Depreciation and amortization	$10.8	$10.8
Operating income	$31.1	$55.1
Equity earnings from investments	$19.7	$23.4
Natural gas transportation capacity contracted (MDth/d) (a)	5,939	5,866
Transportation capacity contracted (a)	93%	93%
Capital expenditures - growth	$0.9	$2.1
Capital expenditures - maintenance	$8.7	$4.5
(a) - Includes volumes for consolidated entities only.

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK, Inc. Stand-alone
CASH FLOW AVAILABLE FOR DIVIDENDS
	Three Months Ended
	March 31,
(Unaudited)	2015	2014
	(Millions of dollars)
Recurring cash flows:
Distributions from ONEOK Partners – declared	$169.1	$146.0
Interest expense, excluding noncash items	(16.0)	(21.0)
Cash income taxes	—	—
Released contracts from the former energy services business	(11.9)	82.8
Corporate expenses	(1.1)	(2.0)
Equity compensation reimbursed by ONEOK Partners	12.0	12.6
Cash flows from recurring activities	152.1	218.4
ONE Gas separation cash flows:
Cash payment from ONE Gas	—	1,130.0
ONE Gas cash flow (through January 31, 2014)	—	61.1
Long-term debt reduction	—	(573.3)
Short-term debt reduction	—	(600.5)
Transaction costs	—	(21.7)
Cash flows from ONE Gas separation	—	(4.4)
Total cash flows	152.1	214.0
Capital expenditures	—	(2.6)
Cash flow available for dividends	152.1	211.4
Dividends declared	(126.3)	(116.4)
Free cash flow	$25.8	$95.0
Dividend coverage ratio	1.20	1.82

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ONEOK Announces First-quarter Financial Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK, Inc. Stand-alone
RECONCILIATION OF CASH FLOW AVAILABLE FOR DIVIDENDS
AND FREE CASH FLOW TO NET INCOME
	Three Months Ended
	March 31,
(Unaudited)	2015	2014
	(Millions of dollars)
Net income attributable to ONEOK	$60.8	$93.5
Depreciation and amortization	0.1	3.2
Deferred income taxes	34.6	13.9
Equity in earnings of ONEOK Partners	(112.1)	(152.5)
Distributions from ONEOK Partners - declared	169.1	146.0
Equity compensation reimbursed by ONEOK Partners	12.0	12.6
Energy services realized working capital	(12.0)	97.5
Other	(0.4)	(0.2)
Total cash flows	152.1	214.0
Capital expenditures	—	(2.6)
Cash flow available for dividends	152.1	211.4
Dividends declared	(126.3)	(116.4)
Free cash flow	$25.8	$95.0